U.S. SECURITIES AND EXCHANGE COMMISSION OMB APPROVAL
                             WASHINGTON, D.C. 20549

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FORM 3                                                        OMB APPROVAL
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                                                     OMB Number        3235-0104
                                                     Expires: September 30, 1997
                                                     Estimated average burden
                                                     hours per response......0.5

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                   30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

    Chluski                    John                          J.
   ----------------------------------------------------------------------
   (Last)                       (First)                   (Middle)

    980 North Federal Highway, Suite 206
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   (Street)

    Boca Raton,                Florida                      33432
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   (City)                       (State)                   (Zip)


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2.  Date of Event Requiring
     Statement
     (Month/Day/Year)

              11/01/96
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3. IRS or Social Security
   Number of Reporting
   Person (Voluntary)


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4.  Issuer Name and Ticker or Trading Symbol

     Lasergate Systems, Inc. -  LSGT
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5.  Relationship of Reporting Person to Issuer

                             (Check all applicable)

  X   Director                              10% Owner
-----                                -----
      Officer (give  title below)           Other (specify below)
-----                                -----


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6.  If Amendment, Date of Original (Month/Day/Year)


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7.  Indiviual or Joint/Group Filing (Check Applicable Line)

     [X]   Form filed by One Reporting Person
     [_]   Form filed by More than One Reporting Person
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            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security               2.  Amount of Securities      3.  Ownership               4.  Nature of Indirect
    (Instr. 4)                         Beneficially Owned            Form:  Direct               Beneficial Ownership
                                                                     (D) or Indirect             (Intr. 5)
                                       (Instr. 4)                    (I) (Instr. 5)
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                                       None
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Reminder: Report on a separate  line for each class of  securities  beneficially
          owned directly or indirectly.                                   (Over)


*    If the form is filed by more than one  reporting  person,  see  Instruction
     5(b)(v).


                                                                 SEC 1473 (7-96)

TABLE II - DERIVATIVE  SECURITIES  BENEFICIALLY  OWNED (E.G.,  PUTS,  CALLS,
           WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.        Title of Derivative Security (Instr. 4)



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2.        Date Exercisable and Expiration Date (Month/Day/ Year)

            Date
            Exercisable                      Expiration Date
            -----------                      ---------------

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3.        Title and Amount of Securities  Underlying Derivative Security (Instr.
          4)

                                      Amount or
                                      Number of
              Title                     Shares
              -----                     ------

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4.        Conversion or Exercise Price of Derivative Security




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5.        Ownership Form of Derivative Security:
          Direct (D) or Indirect (I) (Instr. 5)


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6.        Nature of Indirect Beneficial Ownership (Instr. 5)




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Explanation of Responses:




                  /S/ John J. Chluski                         January 13, 1997
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                 ** Signature of Reporting Person                   Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                 SEC 1473 (7-96)